EXHIBIT A


Birmingham, Alabama, January 25, 1994: Vulcan Materials Company (NYSE:VMC) today announced that 1993 net earnings were $88,229,000, or $2.39 per share, as compared with net earnings and earnings per share, before the cumulative effect of an accounting change, of $90,980,000 and $2.41 in 1992. In the first quarter of 1992 the Company adopted an accounting change referable to income taxes that increased net earnings by $3,005,000, or 8 cents per share. With the accounting change included, last year's net earnings and earnings per share totaled $93,985,000 and $2.49, respectively.

Sales in 1993 were $1,133,489,000, up 5 percent from the 1992 total of $1,078,035,000. Pretax earnings were $125,222,000 as compared to $130,726,000 in 1992.

The Company's 1993 effective tax rate was 29.5 percent, down from the 1992 rate of 30.4 percent. The decrease reflects principally an increased favorable effect of statutory depletion and an adjustment to prior year accruals for state income taxes, partially offset by an increase in the federal statutory rate.
The increase in the federal rate, including an adjustment to deferred taxes for the rate change, lowered 1993 earnings per share by 6 cents.

Fourth quarter sales were $281,959,000, up 4 percent from the $270,853,000 reported in 1992. Pretax earnings of $28,261,000 increased 2 percent from 1992's fourth quarter amount of $27,625,000. Net earnings and earnings per share in the fourth quarter of 1993 totaled $20,550,000 and 57 cents, respectively. These results compare favorably with net earnings and earnings per share in the fourth quarter of 1992 of $20,356,000 and 55 cents.

All results are preliminary and, as yet, unaudited.

The Construction Materials segment reported fourth quarter sales of $191,287,000, up 11 percent from 1992. The increase reflects principally stronger demand in most crushed stone markets. Shipments of crushed stone in the quarter increased 9 percent from last year's level. Unit selling prices also improved slightly. Chemicals fourth quarter sales were $90,672,000, down 9 percent from corresponding 1992 sales of $99,177,000. The decrease reflects a sharp decline in caustic soda prices, partially offset by improved prices for chlorine and organic products.

Construction Materials segment earnings for the fourth quarter of 1993 totaled $31,040,000, up 64 percent from the $18,961,000 reported for the same quarter of 1992. This increase was due principally to higher volume, as well as improved prices. The Chemicals segment reported a fourth quarter loss of $907,000 in 1993 as compared with 1992 segment earnings of $10,488,000. The decline reflects lower net prices and a less favorable product mix.

For the full year, Construction Materials sales totaled $756,659,000, up 10 percent from the 1992 result of $686,396,000. The increase reflects mainly improved volumes, including a 7 percent increase in crushed stone shipments. Improved unit selling prices also contributed to the increase. Full-year segment earnings of $116,689,000 increased 32 percent from 1992's level of $88,330,000, again reflecting principally higher volume.

Chemicals 1993 sales of $376,830,000 declined 4 percent from the 1992 level of $391,639,000. Lower caustic soda prices and unfavorable product mix changes were only partially offset by improved prices for chlorine and organic products. Segment earnings for the year of $17,400,000 were down sharply from 1992's result of $51,279,000. The decline reflects net lower prices, the less favorable product mix and higher energy, raw material and manufacturing costs.

Selling, administrative and general expenses for the Company totaled $111,085,000 in 1993, up 5 percent from the 1992 level. This increase reflects principally higher bad-debt provisions, higher professional fees and normal increases in personnel costs, partially offset by lower provisions for stock-based incentive plans.

Other income, net of other charges, was $3,740,000 in 1993, up from the 1992 amount of $2,485,000. The favorable comparison reflects mainly improved results referable to current as well as discontinued joint ventures.

Interest expense totaled $9,171,000 in 1993, down from the 1992 amount of $9,768,000.

Working capital, exclusive of debt and cash items, totaled $150,899,000 at December 31, 1993, down 4 percent from the 1992 year-end amount of $156,607,000. The 1993 decline reflects lower inventories and higher current liabilities, partially offset by an increase in the current portion of deferred taxes.

Net cash provided by continuing operations amounted to $194,097,000, down 3 percent from the $199,126,000 generated in 1992. The decline reflects primarily lower earnings and other net adjustments, partially offset by an increase in cash from lower working capital.

Cash used for investing activities totaled $103,811,000, down from the 1992 amount of $110,692,000. The decrease reflects higher spending for plant, property and equipment, offset by lower payments for business acquisitions.

Property additions totaled $100,551,000, up $2,058,000 from the $98,493,000 spent in 1992. In 1993, the Company acquired a stone quarry in Tennessee and one in Texas. Spending also continued for the construction of a sodium chlorite plant at the Wichita, Kansas chemicals complex.

Cash used for financing activities decreased to $90,882,000 from the 1992 level of $93,732,000. Lower retirements of debt were partially offset by increased purchases of common stock in 1993.

Pursuant to the Company's common stock purchase program, 895,015 shares of common stock were purchased in 1993 at a total cost of $39,986,000, equal to an average price of $44.68 per share. Purchases of common stock in 1992 totaled 786,230 shares at a total cost of $32,424,000, equal to an average price of $41.24 per share.

As of December 31, 1993, interest-bearing debt totaled $103,776,000, down 4 percent from total debt of $108,374,000 outstanding a year ago, and down 17 percent from the balance at year-end 1991.

Cash and cash equivalents amounted to $13,996,000 at December 31, 1993, down slightly from the 1992 year-end amount of $15,669,000.

H. A. Sklenar, Chairman and Chief Executive Officer of Vulcan, stated, "After a weak first quarter, shipments in our Construction Materials business improved significantly in 1993. Lower interest rates stimulated higher residential construction while improved funding supported greater highway construction.
The current outlook suggests a continuation of these trends in 1994. As a result, we expect earnings of our Construction Materials segment to increase again in 1994.

"The recent performance of our Chemicals business has been and continues to be dominated by caustic soda pricing levels. Weak demand in several important caustic consuming industries, as well as the addition of some new industry chlor-alkali capacity, have pushed caustic prices to extremely low levels. The timing and magnitude of a domestic recovery in caustic volume and prices are the principal uncertainties facing our Chemicals business in 1994. Our present view is that caustic prices will remain depressed. Consequently, our current expectation is that earnings in our Chemicals segment will be down substantially again in 1994."

Vulcan is a producer of industrial materials and commodities with significant positions in two industries. It is the nation's foremost producer of construction aggregates and a leading chemicals manufacturer, producing a diversified line of chlorinated solvents and other industrial chemicals.

                                        VULCAN MATERIALS COMPANY AND SUBSIDIARY COMPANIES

                                  CONSOLIDATED STATEMENTS OF EARNINGS (Condensed and Unaudited)

                                    (Amounts and shares in thousands, except per share data)


                                          Three Months Ended           Twelve Months Ended
                                             December 31                   December 31
                                         1993           1992           1993           1992
Net sales                               $281,959       $270,853     $1,133,489    $1,078,035
Cost of goods sold                       224,093        212,646        886,764       828,951
Gross profit on sales                     57,866         58,207        246,725       249,084
Selling, administrative and
  general expenses                        27,082         27,867        111,085       105,749
Other operating costs (Note 1)             1,461          1,807          4,987         5,326
Other income (charges), net                  880          1,236          3,740         2,485
Earnings (loss) before interest
  expense and income taxes                30,203         29,769        134,393       140,494
Interest expense                           1,942          2,144          9,171         9,768
Earnings (loss) before
  income taxes                            28,261         27,625        125,222       130,726
Provision for income taxes                 7,711          7,269         36,993        39,746
Net earnings (loss) before cumulative
  effect of accounting change             20,550         20,356         88,229        90,980
Cumulative effect of accounting
  change (Note 4)                              -              -              -         3,005
Net earnings (loss)                     $ 20,550       $ 20,356     $   88,229    $   93,985

Primary and fully diluted earnings
  per share of common stock:
  Net earnings (loss) before cumulative
    effect of accounting change            $0.57          $0.55          $2.39         $2.41
  Cumulative effect of accounting
    change (Note 4)                            -              -              -          0.08
  Net earnings (loss)                      $0.57          $0.55          $2.39         $2.49

Average common and common
  equivalent shares outstanding
  (in thousands)                          36,565         37,466         36,975        37,780

Depreciation, depletion and
  amortization deducted above            $27,226        $26,609       $102,780      $103,345

Effective tax rate                         27.3%          26.3%          29.5%         30.4%

See accompanying Notes to Financial Statements.

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
                                        VULCAN MATERIALS COMPANY AND SUBSIDIARY COMPANIES

                                     CONSOLIDATED BALANCED SHEETS (Condensed*)

                                                     (Amounts in Thousands)


                                                                         December 31
          ASSETS                                                    1993           1992
Cash and cash equivalents                                       $   13,996    $   15,669
Accounts and notes receivable                                      150,404       151,395
Inventories                                                        105,017       107,948
Current portion of deferred taxes                                   26,898        24,604
Prepaid expenses                                                     6,298         5,213
   Total current assets                                            302,613       304,829
Investments and long-term receivables                               56,505        49,970
Property, plant and equipment, net                                 657,785       663,721
Other assets                                                        61,648        65,395
     Total                                                      $1,078,551    $1,083,915


   LIABILITIES AND SHAREHOLDERS' EQUITY

Current maturities of long-term debt                            $      741    $    1,099
Short-term borrowings                                                    -             -
Other current liabilities                                          139,074       133,937
   Total current liabilities                                       139,815       135,036
Long-term obligations (Note 2)                                     103,035       107,275
Other noncurrent liabilities                                       132,738       141,492
Shareholders' equity                                               702,963       700,112
     Total                                                      $1,078,551    $1,083,915

Current ratio                                                          2.2           2.3

Property additions                                               $ 100,551    $   98,493

Capital employed**                                               $ 939,477    $  949,978

Common shareholders' equity per share                            $   19.34    $    18.81

Common shares outstanding (in thousands)                            36,349        37,223

     * Balance sheet as of December 31, 1993 is unaudited

     ** The sum of interest-bearing debt, capitalized lease obligations, other noncurrent liabilities and shareholders' equity.

See accompanying Notes to Financial Statements.

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
                                        VULCAN MATERIALS COMPANY AND SUBSIDIARY COMPANIES

                                 CONSOLIDATED STATEMENTS OF CASH FLOWS (Condensed and Unaudited)

                                                     (Amounts in thousands)



                                                                        Twelve Months Ended
                                                                            December 31
                                                                        1993          1992
Operations
Net earnings before cumulative effect of accounting change              $88,229      $90,980
Adjustments to reconcile net earnings to net cash
  provided by continuing operations:
     Depreciation, depletion and amortization                           102,780      103,345
     (Increase) decrease in assets before effects of
       business acquisitions                                                811     (18,553)
     Increase (decrease) in liabilities before effects of
       business acquisitions                                            (2,875)       10,326
     Other, net                                                           5,152       13,028
          Net cash provided by continuing operations                    194,097      199,126
Net cash used for discontinued operations                               (1,077)      (1,031)
Cumulative effect of accounting change (Note 2)                               -        3,005
          Net cash provided by operations                               193,020      201,100

Investing Activities
Purchases of property, plant and equipment                             (95,977)     (75,191)
Payment for business acquisitions (net of acquired cash)                (4,507)     (33,216)
Proceeds from sale of property, plant and equipment                       6,009        8,924
Investment in nonconsolidated companies                                 (9,637)     (11,609)
Withdrawal of earnings from nonconsolidated companies                       301          400
          Net cash used for investing activities                      (103,811)    (110,692)

Financing Activities
Net borrowings (payment) - commercial paper and bank lines of credit          -      (9,803)
Payment of short-term debt                                              (1,184)      (3,759)
Payment of long-term debt                                               (3,414)      (2,651)
Purchases of common stock                                              (39,986)     (32,424)
Dividends paid                                                         (46,298)     (45,095)
Net cash used for financing activities                                 (90,882)     (93,732)

Net decrease in cash and cash equivalents                               (1,673)      (3,324)
Cash and cash equivalents at beginning of year                           15,669       18,993
Cash and cash equivalents at end of period                              $13,996      $15,669

See accompanying Notes to Financial Statements

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
                                        VULCAN MATERIALS COMPANY AND SUBSIDIARY COMPANIES

                                     OPERATING RESULTS BY SEGMENT (Condensed and Unaudited)

                                                     (Amounts in Thousands)


                                          Three Months Ended           Twelve Months Ended
                                             December 31                   December 31
                                         1993           1992           1993           1992

Net Sales

Construction Materials                  $191,287       $171,676       $756,659      $686,396

Chemicals                                 90,672         99,177        376,830       391,639

   Total                                 $281,959      $270,853     $1,133,489    $1,078,035


Earnings (Loss) Before Interest Expense
   and Income Taxes

Construction Materials                   $31,040        $18,961       $116,689       $88,330

Chemicals                                  (907)         10,488         17,400        51,279

Segment earnings (loss)*                  30,133         29,449        134,089       139,609

Interest income, etc.                         70            320            304           885

   Total                                 $30,203        $29,769       $134,393      $140,494


    * After allocation of corporate expenses and income, other than "interest income, etc." (principally interest income earned on short-term investment of funds and gains or losses on corporate financing transactions), and after assignment of equity income to the segments with which it is related in terms of products and services.

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
Notes to Financial Statements

1. Supplemental Cash Flow Information

Supplemental information referable to the Consolidated Statements of Cash Flows as of December 31 is summarized below (amounts in thousands):

                                                                          1993           1992
SUPPLEMENTAL DISCLOSURES OF
   CASH FLOW INFORMATION:
Cash paid during the period for:
   Interest (net of amount capitalized)                                $ 9,198        $10,073
   Income taxes                                                         41,393         45,413
SUPPLEMENTAL SCHEDULE OF NONCASH
   INVESTING AND FINANCING ACTIVITIES:
Liabilities assumed in business acquisition                                  -            213
Debt issued in purchase of property, plant
   and equipment                                                             -            191

2. Income Taxes

Effective January 1, 1992, the company adopted Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes, which supersedes and amends SFAS No. 96. The principal change made by SFAS No. 109 is to revise the criteria for recognition and measurement of deferred tax assets. The cumulative effect of applying the new accounting method to years prior to 1992 increased net earnings by $3,005,000 ($.08 per share), which is reflected in the Consolidated Statement of Earnings for the first quarter of 1992.
Implementation of the new method had no material impact on earnings before recognition of the cumulative effect of accounting change for 1993 and 1992.

The impact of the Omnibus Budget Reconciliation Act of 1993 for the nine months ended September 30, 1993 was reflected in the third quarter, including a charge to adjust cumulative deferred tax. The total effect in 1993 of the increased federal rate amounted to $.06 per share.